Exhibit 99.1

Range Capital Acquisition Corp. Announces Full Exercise of Underwriters’ Over-

Allotment Option in Connection with its Initial Public Offering

Cold Spring Harbor, NY – (January 3, 2025) – Range Capital Acquisition Corp. (the “Company”) announced today that the underwriters of its previously announced initial public offering of units have fully exercised their over-allotment option, resulting in the issuance of an additional 1,500,000 units at a public offering price of $10.00 per unit. After giving effect to the exercise of the option, an aggregate of 11,500,000 units have been issued in the initial public offering at an aggregate offering price of $115,000,000.

Each unit consists of one ordinary share and one right entitling the holder thereof to receive one-tenth of one ordinary share upon the completion of an initial business combination. Once the securities comprising the units begin separate trading, the ordinary shares and rights are expected to be listed on the Nasdaq Global Market under the symbols “RANG” and “RANGR,” respectively.

EarlyBirdCapital, Inc. served as the sole book-running manager of the offering.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission (the “SEC”) on December 19, 2024. The offering was being made only by means of a prospectus, copies of which may be obtained by contacting EarlyBirdCapital, Inc. at 366 Madison Avenue, 8th Floor, New York, New York 10017, Attention: Syndicate Department, by telephone at 212-661-0200.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Range Capital Acquisition Corp.

Range Capital Acquisition Corp. is a blank check company organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, or reorganization or engaging in any other similar business combination with one or more businesses or entities. The Company is led by Chairman, Chief Executive Officer and Chief Financial Officer Timothy Rotolo. The Company’s team brings substantial expertise in deal sourcing, investing, and operations. The Company may pursue a business combination with a target in any industry or geographic region that it believes can benefit from the expertise and capabilities of its management team.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, including with respect to the anticipated use of the proceeds of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements, including those set forth in the risk factors section of the registration statement and prospectus for the Company’s initial public offering. Copies of these documents can be accessed through the SEC’s website at www.sec.gov. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Media Contact:

Range Capital Acquisition Corp.

tjr@lloydharborcapital.com

631-246-0340